Exhibit 10.18.3
Carey Shea Roberts
Offer of Employment Term Sheet

Title	Executive Vice President & General Counsel, Ventas, Inc.
Offer Date	December 20, 2019
Start Date	On a mutually agreed date on or before February 24, 2020
Total Direct Compensation	Our executives receive a combination of Salary, Annual Incentive (Cash Bonus) and Long-Term Incentive (Equity). Your target total annualized direct compensation is $2.6 million, and over $3.5 million at maximum performance levels.
Salary	Base salary of $475,000 will be paid every other Friday, one week in arrears, consistent with the Company’s payroll practices.
Annual Incentive	Commencing on your start date, eligible to participate in the Ventas Annual Cash Incentive Plan. Opportunity to earn 150% of base salary at target, 200% of base salary at maximum performance levels and 100% of base salary at threshold performance levels. Attainment is based on achievement of individual and Company goals approved by the Executive Compensation Committee. It is our intention that your goals will be a combination of enterprise wide goals, consistent with our other Executives, and individual goals. For 2020, your annual incentive payout will be at least at the ‘‘target” level, un-prorated, assuming non-performance conditions (such as remaining employed) to payment are met.

To receive any payment under this plan, you must be employed on the date of payment, which typically occurs in early Q1 of the following year.
Long-Term Incentive
Commencing on your start date, eligible to participate in our executive long-term equity incentive compensation plan. This plan provides the opportunity to earn equity awards on an annual basis at 300% of base salary at target, and 444% of base salary at maximum performance levels and 180% of base salary at threshold performance levels. If your start date is in the first quarter of 2020, your award will not be prorated for the three-year period 2020-22.

Equity compensation is currently divided 60% performance-based Restricted Stock Units (“PRSUs”) and 40% time-based Restricted Stock Units (“RSUs”).
•PRSUs are granted at the target value and may be earned and vest at a higher or lower level following a three-year performance period, based on achievement of quantitative Company goals set at the beginning of the performance period. Dividend equivalents will be accrued and paid out following the end of the performance period, if and to the extent the underlying awards are earned.
•RSUs are granted at the target value and will vest in equal 1/3 installments on each of the first three anniversaries of grant date. Dividends will be paid on vested and unvested RSUs in the normal course.
The plan design, type of equity, performance measures and equity awards are determined by the Executive Compensation Committee of the Board of Directors each year.

Sign On Bonus/ Up Front Equity Award	On the date your employment commences, to incent you to join Ventas, and in consideration for existing unvested equity and cash bonus expected at your current firm, you will receive: a $1 million cash payment (Sign On Bonus) and $3 million in Ventas equity (restricted stock shares/units or their equivalent, which will include dividends on unvested shares or units) that will vest on the following schedule: one third on each of the first, second and third anniversaries of your start date. The $1 million Sign On Bonus will be repaid by you, on a pro rata basis, to the Company if you are not employed with the Company for 24 full months following the commencement of your employment, other than for death, disability or termination by the Company other than for Cause.
Relocation Allowance	Because you will be a full-time employee in the Company’s Chicago office, we expect you to relocate your principal residence concurrently with your start date to Chicago. To facilitate your move, Ventas will provide a relocation allowance of $100,000 to cover your out of pocket expenses associated with your household move to Chicago.
Severance & Restrictive Covenants	Ventas and you will enter into an Employee Protection and Restrictive Covenants Agreement (“EPA”). The EPA provides for severance upon termination by the Company other than for Cause or by you with Good Reason (an “Involuntary Termination”) equal to (1) one year of annual base salary, (2) target annual cash incentive and (3) a benefits stipend designed to cover the Company-paid portion of continued employee benefits for a period of one year.

If the Involuntary Termination occurs in connection with a change in control the EPA provides for (1) 2.5x your annual base salary, (2) 2.5x your target annual cash incentive and (3) a benefits stipend designed to cover the Company-paid portion of continued employee benefits for a period of two years.

The EPA also provides for certain restrictive covenants, including confidentiality provisions that take effect immediately upon execution of the EPA.

The termination treatment of equity awards is handled in the respective award agreements. In the event of an Involuntary Termination, our current agreement forms provide for (1) one year of additional vesting for time-vested equity awards, and (2) pro-rated settlement of PRSUs based on actual performance through the termination date.

The summary above is qualified in its entirety by the express written language of the EPA and respective award agreements, as approved by the Executive Compensation Committee each year.
Benefits Program	You will be eligible to participate in the Company’s medical and other benefit plans pursuant to their terms, as such plans may be amended by the Company from time to time or terminated by the Company in its sole discretion.
Office Location	353 North Clark Street, Suite 3300 Chicago, IL 60654
Employment Contingency	This term sheet and offer letter are not intended to, nor shall they, constitute an employment agreement for a specified duration of time. The employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or no reason, with or without cause, with or without notice.
Offer Contingency	Employment and compensation are subject to satisfactory results of background check and reference verification as well as approval by the Executive Compensation Committee of the Board of Directors.

Offer Letter and Term Sheet Acceptance
Carey Shea Roberts

Signature:	/s/ Carey Roberts	Date:	12/22/2019

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